Exhibit (h)(xvii)

Dated as of: March 4, 2020

EIGHTH AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	109 basis points (bps) [2] 119bps 134bps

JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps

JOHCM International Select Fund	Class I Class II	105bps 130bps

JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps

JOHCM Asia Ex-Japan	Institutional Class I Class II	80bps 90bps 105bps

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps

JOHCM Global Income Builder Fund	Institutional Class I Class II	83bps 93bps 108bps

JOHCM Credit Income Fund	Institutional Class I Class II	69bps 79bps 94bps

ADVISERS INVESTMENT TRUST	JO HAMBRO CAPITAL MANAGEMENT LIMITED	JO HAMBRO CAPITAL MANAGEMENT LIMITED

By: /s/ Barbara J. Nelligan	By: /s/ Alexandra Altinger	By: /s/ Stephen Lynn
Name: Barbara J. Nelligan	Name: Alexandra Altinger	Name: Stephen Lynn
Title: President	Title: CEO	Title: CFO

[1]	Expressed as a percentage of a Fund’s average daily net assets.